UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 19, 2007

U.S. Bancorp
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-6880	41-0255900
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

800 Nicollet Mall, Minneapolis, Minnesota		55402
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	651-466-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 19, 2007, U.S. Bancorp’s board of directors elected Andrew Cecere to succeed David M. Moffett as the company’s vice chairman and chief financial officer effective February 27, 2007. Mr. Moffett will be retiring as chief financial officer on that date.

Mr. Moffett has entered into a non-executive employment agreement with the company pursuant to which he will provide services to the company as special advisor to the chief executive officer of the company for a period of up to one year following his retirement as chief financial officer. Under this agreement, Mr. Moffett will receive a base salary of $240,000 per year with no eligibility for any bonus or long-term incentive awards. His existing option and restricted share grants will continue to vest and remain outstanding consistent with their terms during the term of the agreement, but effective upon the date of his retirement, his Executive Severance Agreement will be relinquished, terminating his change in control benefits. The agreement also contains a non-compete obligation for Mr. Moffett for a one-year period.

Mr. Cecere and certain of his family members have engaged in lending and other ordinary banking transactions with our banking subsidiaries. All of these transactions were made in the ordinary course of business, on substantially the same terms, including current interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

A copy of the press release issued by the Company on January 19, 2007, making this announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Bancorp

January 19, 2007	By:	Lee R. Mitau

Name: Lee R. Mitau
Title: Executive Vice President, General Counsel and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated January 19, 2007.